Prospectus Supplement No. 2	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated April 28, 2005)	Registration No. 333-123968
9,609,757 Shares
Common Stock
$2.05 Per Share
We are offering up to 9,609,757 shares of our common stock, including the related preferred share purchase rights.
Our common stock is listed on the Nasdaq Global Market under the symbol “GNVC”. The last reported sale price of our common stock on the Nasdaq Global Market on December 19, 2006 was $2.56 per share.
We have retained Rodman & Renshaw, LLC as exclusive placement agent to use its best efforts to solicit offers to purchase our common stock in this offering. See “Plan of distribution” beginning on page S-21 of this prospectus supplement for more information regarding these arrangements.
Investing in our securities involves a high degree of risk. See “Risk factors” beginning on page S-6 of this prospectus supplement.

	Per Share	Total

Public offering price	$2.05	$19,700,002
Placement agent fees	$0.12	$1,182,000
Proceeds, before expenses, to GenVec, Inc.	$1.93	$18,518,002

The placement agent is not purchasing or selling any shares of our common stock pursuant to this prospectus supplement or the accompanying prospectus, nor are we requiring any minimum purchase or sale of any specific number of shares of common stock. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We expect that delivery of the shares of common stock being offered pursuant to this prospectus supplement will be made to purchasers on or about December 21, 2006.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is December 19, 2006.

TABLE OF CONTENTS
Prospectus supplement
Accompanying prospectus

Forward-Looking Statements	2
About this Prospectus	3
GenVec, Inc.	4
Risk Factors	4
Use of Proceeds	5
Plan of Distribution	5
Description of Common Stock	7
Description of Preferred Stock	9
Description of Warrants	10
Incorporation of Certain Documents by Reference	11
Where you can find more information	12
Legal Matters	12
Experts	12

     The purpose of this prospectus supplement is to provide supplemental information regarding us in connection with this offering. You should read this prospectus supplement along with the accompanying base prospectus carefully before you invest. These documents contain important information you should consider when making your investment decision. This prospectus supplement may add, update or change information contained in the accompanying base prospectus.
     You should rely only on information contained in this prospectus supplement, the accompanying base prospectus and the documents we incorporate by reference into the accompanying prospectus and this prospectus supplement. We have not authorized anyone to provide you with information that is different. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying base prospectus.
     Unless the context requires otherwise, in this prospectus supplement and the accompanying base prospectus the terms “GenVec,” “we,” “us” and “our” refer to GenVec, Inc., a Delaware corporation.

ABOUT THIS PROSPECTUS SUPPLEMENT
     This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about the shares of our common stock and other securities we may offer from time to time under our shelf registration statement, some of which may not apply to our common stock. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.
     You should rely only on the information contained or incorporated by reference in this prospectus supplement and contained or incorporated by reference in the accompanying prospectus. We have not authorized anyone, including the placement agent, and the placement agent has not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement and contained, or incorporated by reference in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” in the accompanying prospectus.

GENVEC, INC.
     We are a clinical-stage biopharmaceutical company developing novel gene-based therapeutic drugs and vaccines. Each of our gene-based therapeutic product candidates use a common patent-protected technology platform that uses a vehicle, commonly called a vector, to deliver genes that produce medically beneficial proteins directly at the site of disease. Our lead product candidates are:
•	TNFerade™, which represents a novel approach to treating cancer in combination with radiation and/or chemotherapy by introducing tumor necrosis factor-alpha (TNF-alpha), a potent anti-cancer protein, directly into tumors. Pancreatic cancer is the lead indication for TNFerade™. We are conducting a 330-patient randomized, controlled Phase II/III clinical trial designed to assess the safety and clinical benefit of using TNFerade™ in combination with standard of care treatment in patients with locally advanced pancreatic cancer. Phase II trials in rectal cancer and melanoma are also ongoing;

•	AdPEDF, which is being developed for patients with wet age-related macular degeneration (AMD) to determine whether pigment epithelium-derived factor (PEDF) prevents vision loss in this leading cause of blindness in people over the age of 50. We have completed a Phase I clinical trial of PEDF in patients with severe AMD. Data from this trial demonstrated that PEDF was generally well tolerated with no dose limiting toxicities. Expanded clinical testing of PEDF in AMD patients with less severe disease is ongoing; and

•	TherAtoh, which is a product concept to restore hearing or balance function through the regeneration of critical cells of the inner ear. Hearing and balance require specialized cells of the inner ear called sensory hair cells. During embryonic development a gene termed atonal (ATOH) induces the generation of these cells. GenVec has shown preclinically that the production of the ATOH protein results in the formation of new inner ear sensory hair cells, and the restoration of hearing and balance function. TherAtoh is an adenovector product delivering the human atonal gene (Hath1) to trigger the production of therapeutic proteins by cells in the inner ear.
     Our gene-based therapeutic product candidates have been generally well tolerated in multiple human clinical trials using our proprietary protein delivery approach. We believe results to date support the broad applicability and commercial potential of our product candidates. In addition to our internal product development programs, we are working with our collaborators and customers to develop second-generation vectors and new applications for our technology, such as preventative vaccines to treat infectious diseases.

THE OFFERING

Securities offered by us	We are offering up to 9,609,757 shares of our common stock.

Use of proceeds	We intend to use the proceeds of this offering primarily to fund our research and development programs and their related costs, including conducting clinical trials of our product candidates. See “Use of proceeds” on page S-18.

Nasdaq Global Market symbol	GNVC
The number of shares of our common stock to be outstanding after this offering is based on the 63,782,182 shares outstanding as of September 30, 2006, and does not include:
•	3,770,192 shares of our common stock subject to outstanding options under our 2002 incentive stock option plan as of September 30, 2006, having a weighted average exercise price of $2.14 per share;

•	1,418,036 shares of our common stock subject to outstanding options under our 1993 employee stock option plan as of September 30, 2006, having a weighted average exercise price of $3.54 per share;

•	504,629 shares of our common stock subject to outstanding options under our 1997 Diacrin stock option plan as of September 30, 2006, having a weighted average exercise price of $3.06 per share;

•	42,053 shares of our common stock subject to outstanding options under our 1990 Diacrin stock option plan as of September 30, 2006, having a weighted average exercise price of $7.41 per share;

•	25,500 shares of our common stock subject to outstanding options under our 2000 Director stock option plan as of September 30, 2006, having a weighted average exercise price of $6.94 per share;

•	1,575,884 shares of common stock reserved for future issuance under our 2002 employee stock option plan as of September 30, 2006; and

•	586,102 shares of our common stock issuable upon exercise of outstanding warrants as of September 30, 2006, having a weighted average exercise price of $2.77 per share.

RISK FACTORS
     The securities offered by this prospectus supplement and the accompanying base prospectus involve a high degree of risk. You should consider the following risk factors when reviewing the information contained in this prospectus supplement. You also should consider the other information incorporated by reference in the accompanying prospectus and this prospectus supplement.
Risks Related to Our Business
We have a history of losses and anticipate future losses.
     We have incurred net losses in each year since our inception in December 1992, including a net loss of $14.0 million for the year ended December 31, 2005. As of December 31, 2005, we had an accumulated deficit of approximately $163.0 million. We are unsure if or when we will become profitable. The size of our net losses will depend, in part, on the growth rate of our revenues and the level of our expenses.
     We derive substantially all of our revenues from payments from collaborations with corporations and government entities, and will continue to do so for the foreseeable future. We expect that it will be several years, if ever, before we will recognize revenue from product candidate sales or royalties. A large portion of our expenses is fixed, including expenses related to facilities, equipment and personnel. In addition, we expect to spend significant amounts to fund research and development and to enhance our core technologies. We also expect to incur substantial costs to manufacture our product candidates. As a result, we expect that our operating expenses will increase significantly over the next several years and, consequently, we will need to generate significant additional revenue to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a consistent basis.
We will have no product revenues in the near term and may need to raise additional capital to operate our business.
     We are focused on clinical product development. Until, and unless, we receive approval from the FDA and other regulatory authorities for our product candidates, we cannot sell these products and will not have product revenues. We will require substantial funds to conduct research and development activities, preclinical studies, clinical trials and other activities prior to the commercialization of any potential products. We anticipate that such funds will be obtained from external sources and intend to seek additional equity, debt or lease financing or collaborative agreements with corporate, governmental or academic collaborators to fund future operations. Our actual capital requirements will depend on many factors. If we experience unanticipated cash requirements, we may need to seek additional sources of funding, which may not be available on favorable terms, if at all. Such additional funding may only be available on terms that may cause dilution to common stockholders, have liquidation preferences and/or pre-emptive rights. In the past, we have secured funding on terms that included pre-emptive rights. For example, pursuant to an Investor Rights Agreement between GenVec and HealthCare Ventures V, L.P. dated December 21, 2001, HealthCare Ventures V and VI have the right to purchase shares of GenVec common stock that we may propose to sell in the future to prevent dilution of their interest in the company. If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete planned preclinical studies and clinical trials or obtain approval of our product candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development, reduce or forego sales and marketing efforts and attractive business opportunities or discontinue operations.
Our ability to develop, obtain regulatory approval of and commercialize our potential products depends, in part, on collaborations with other companies. If we are unable to find collaborators, we may not be able to develop, test and commercialize our products.
     To date, we only have entered into collaborative agreements with a limited number of companies, and some of those are no longer in effect. The success of our business strategy depends, in part, on our ability to enter into and sustain collaborations with other companies for the development and commercialization of our product candidates. Unless we are able to enter into and sustain collaboration agreements, we will need to raise additional funds for the development, testing, and commercialization of our product candidates. If collaborations or other funding is not available, we may have to delay or curtail the development and commercialization of certain product candidates.
We have experienced, and may continue to experience, delays in conducting our clinical trials.
     Clinical trials for the product candidates we are developing may be delayed by many factors, including that potential appropriate patients for studies are limited in number and may be difficult to recruit. Following the release of our TNFerade clinical trails from clinical hold in 2005, we have experienced delays in enrolling patients into our TNFerade clinical trials and may have additional delays as we seek to expand enrollment. Our ability to enroll appropriate patients for any of our clinical trials also may be adversely affected by trials being conducted by our competitors for similar disease indications. The failure of any clinical trials to meet applicable regulatory standards or the standards of the relevant reviewing bodies could cause such trials to be delayed or terminated, which could further delay the development of any of our product candidates. Any such delays increase our product development costs, with the possibility that we could run out of funding. Delays in one clinical trial also can adversely affect our ability to launch clinical trials for similar or different indications. Consequently, if such delays are significant they could negatively affect our financial results and the commercial prospects for our products.
We cannot be sure that our collaborators will perform as expected, and collaborations might produce conflicts that could delay or prevent the development or commercialization of our potential product candidates and negatively impact our business and financial condition.
     We cannot control the resources that any collaborator may devote to our products. Our present or future collaborators may not perform their obligations as expected. These collaborators may breach or terminate their agreements with us or otherwise fail to conduct their collaborative activities successfully and in a timely manner. In addition, our collaborators may elect not to develop products arising out of our collaborative arrangements or to devote sufficient resources to the development, regulatory approval, manufacture, marketing or sale of these products. If any of these events occur, we may not be able to develop our technologies or commercialize our products.
     An important part of our strategy involves conducting multiple product development programs. We may pursue opportunities in fields that conflict with those of our collaborators. In addition, disagreements with our collaborators could develop over rights to our intellectual property. The resolution of such conflicts and disagreements may require us to relinquish rights to our intellectual property that we believe we are entitled to. In addition, any disagreement or conflict with our collaborators could reduce our ability to obtain future collaboration agreements and negatively impact our relationship with existing collaborators. Such a conflict or disagreement could also lead to delays in collaborative research, development, regulatory approval or commercialization of various products or could require or result in litigation or arbitration, which would be time consuming and expensive and could have a significant negative impact on our business, financial condition and results of operations.
Our collaboration agreements may prohibit us from conducting research in areas that may compete with our collaboration products, while our collaborators may not be limited to the same extent. This could negatively affect our ability to develop products and, ultimately, prevent us from achieving a continuing source of revenues.
     We anticipate that some of our corporate or academic collaborators will be conducting multiple product development efforts within each disease area that is the subject of its collaboration with us. We generally have agreed not to conduct independently, or with any third party, certain research that is competitive with the research conducted under our collaborations. Therefore, our collaborations may have the effect of limiting the areas of research that we may pursue, either alone or with others. Some of our collaborators, however, may develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of their collaborations with us. In addition, competing products, either developed by the collaborators or to which the collaborators have rights, may result in their withdrawing support for our product candidates.

     Generally under our academic collaborations, we retain the right to exclusively license any technologies developed using funding we provided. If we elect to not license a particular technology, the academic collaborator is typically free to use the technology for any purpose, including the development and commercialization of products that might compete with our products.
We are a clinical stage company deploying unproven technologies, and we may never be able to develop, get regulatory approval of, or market any of our product candidates.
     Gene-based products are new and rapidly evolving medical approaches, which have not been shown to be effective on a widespread basis. Biotechnology and pharmaceutical companies have successfully developed and commercialized only a limited number of gene-based products to date. In addition, no gene therapy product has received regulatory approval in the United States. To date, none of our product candidates has been approved for sale in the United States or elsewhere. We may be unable to develop products or delivery systems that:
•	prove to be safe and effective;

•	meet applicable regulatory standards;

•	are capable of being manufactured at reasonable costs;

•	do not infringe the intellectual property rights of third parties;

•	are superior to products offered by third parties; or

•	can be marketed successfully.
     Gene-based products may be susceptible to various risks, including undesirable and unintended side effects from genes or the delivery systems, unintended immune responses, inadequate therapeutic efficacy or other characteristics that may prevent or limit their approval or commercial use. Successful products require significant development and investment, including a lengthy and uncertain period of testing to show their safety and effectiveness before their regulatory approval or commercialization. We have not proven our ability to develop, obtain regulatory approval of or commercialize gene-based medicines or cell transplantation products. We may be unable to successfully select those genes or cells with the most potential for commercial development.
If we fail to adequately show the safety and efficacy of our product candidates, we will not be able to obtain FDA approval of our product candidates.
     We face the risk of failure involved in developing therapies based on new technologies. While certain of our product candidates are in clinical trials, there are others for which we have not yet initiated clinical trials. For those product candidates not yet in clinical trials, we will need to conduct significant additional research and animal testing, referred to as preclinical testing, before any of these product candidates can advance to clinical trials. In addition, we will need to conduct further clinical testing of those product candidates currently in clinical trials. It may take us many years to complete preclinical testing or trials, and failure could occur at any stage of testing. Acceptable results in early testing or trials might not be repeated later. Not all products in preclinical testing or early stage clinical trials will become approved products. Before we can file applications with the FDA for product approval, we must show that a particular product candidate is safe and effective. Even with respect to those product candidates currently in clinical trials, we must demonstrate the safety and efficacy of those product candidates before we can secure FDA approval. Our failure to adequately demonstrate the safety and effectiveness of our product candidates would prevent FDA approval of our products. Our product development costs will increase if we experience delays in testing or regulatory approvals or if we need to perform more or larger clinical trials than planned. If the delays are significant, they could negatively affect our financial results and the commercial prospects for our product candidates.

Because we or our collaborators must obtain regulatory approval to market our products in the United States and in non-U.S. jurisdictions, we cannot predict whether or when we will be permitted to commercialize our products; failure to comply with applicable regulations can also harm our business and operations.
     The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether we or our collaborators will obtain regulatory approval for any product we develop. No one can market a pharmaceutical product in the United States until it has completed rigorous preclinical testing and clinical trials of the product and an extensive regulatory approval process implemented by the FDA. To date, the FDA has not approved a gene therapy product for sale in the United States. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Of particular significance are the requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use. Before commencing clinical trials, we must submit to the FDA and receive approval from the FDA of an Investigational New Drug application (“IND”). Clinical trials are subject to oversight by Institutional Review Boards and the FDA. Clinical trials are also subject to
•	informed consent;

•	good clinical practices (GCP);

•	continuing FDA oversight;

•	potentially large numbers of test subjects; and

•	potential suspension by us, our collaborators or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND or the conduct of these trials.
     We may encounter delays or rejections in the regulatory approval process because of additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our product candidates or us. If regulatory approval of a product is granted, this approval will be limited to those disease indications for which the product has shown through clinical trials to be safe and effective. The FDA also strictly regulates promotion and labeling after approval.
     Outside the United States, our ability to market a product is contingent upon receiving clearances from the appropriate regulatory authorities. This non-U.S. regulatory approval process includes risks similar to those associated with FDA clearance described above.
If we or our collaborators are unable to manufacture our products in sufficient quantities or are unable to obtain regulatory approvals for a manufacturing facility for our products, we may experience delays, and be unable to meet demand, and may lose potential revenues.
     Completion of our clinical trials and commercialization of our product candidates require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We have limited experience manufacturing any of our gene-based products in the volumes that will be necessary to support large-scale clinical trials or commercial sales. We do not yet know the extent to which we will be able to develop our manufacturing facilities and processes to the manufacture of gene therapy product candidates. Efforts to establish capabilities, if pursued, may not meet initial expectations as to scheduling, reproducibility, yield, purity, cost, potency or quality.
     If we or our collaborators are unable to manufacture our product candidates in clinical quantities or, when necessary, commercial quantities, then we will need to rely on third parties to manufacture compounds for clinical and commercial purposes. These third-party manufacturers must receive FDA approval before they can produce clinical material or commercial products. Our products may be in competition with other products for access to these facilities and may be subject to delays in manufacture if third parties give other products greater priority. In addition, we may not be able to enter into any necessary third-party manufacturing arrangements on acceptable terms, or on a timely basis. There are very few contract manufacturers who currently have the capability to produce our proposed products, and the inability of any of these contract manufacturers to deliver our required quantities of product candidates on a timely basis and at commercially reasonable prices would negatively affect our operations.
     Before we or our collaborators can begin commercial manufacturing of any of our product candidates, we or our collaborators must obtain regulatory approval of the manufacturing facility and process. Manufacturing of our proposed products must comply with the FDA’s current Good Manufacturing Practices requirements, commonly known as cGMP, and non-U.S. regulatory requirements. The cGMP requirements govern quality control and documentation policies and procedures. In complying with cGMP and non-U.S. regulatory requirements, we will be obligated to expend time, money and effort in production, record keeping and quality control to assure that the product meets applicable specifications and other requirements. We or our collaborators must also pass a pre-approval inspection before FDA approval. If we or our collaborators fail to comply with these requirements, our product candidates would not be approved. If we or our collaborators fail to comply with these requirements after approval, we would be subject to possible regulatory action and may be limited in the jurisdictions in which we are permitted to sell our products. The FDA and non-U.S. regulatory authorities also have the authority to perform unannounced periodic inspections of our manufacturing facility to ensure compliance with cGMP and non-U.S. regulatory requirements.
If successful large-scale manufacturing of gene-based medicines is not possible, we may be unable to manufacture enough of our product candidates to achieve regulatory approval or market our products.
     Very few companies have shown successful large-scale manufacturing of gene-based medicines, and there are significant uncertainties and risks associated with the scale-up of our manufacturing processes to commercial levels. There are a limited number of contract manufacturers qualified to perform large-scale manufacturing of gene-based medicines. We may be unable to manufacture commercial-scale quantities of gene-base medicines, or receive appropriate government approvals, on a timely basis or at all. Failure to successfully manufacture or obtain appropriate government approvals on a timely basis or at all would prevent us from achieving our business objectives.
We may experience difficulties or delays in product manufacturing, which are beyond our control and could harm our business, because we rely on third-party manufacturers.
     We currently expect to produce our product candidates through third-party manufacturers. Problems with any manufacturing processes could result in product defects, which could require us to delay shipment of products or recall products previously shipped. In addition, any prolonged interruption in the operations of our or a third party’s manufacturing facilities could result in the cancellation of shipments. A number of factors could cause interruptions, including equipment malfunctions or process failures, or damage to a facility due to natural disasters or otherwise. Because our manufacturing processes are or are expected to be highly complex and subject to a lengthy FDA approval process, alternative qualified production capacity may not be available on a timely basis or at all.
     Difficulties or delays in our manufacturing could increase our costs and damage our reputation. The manufacture of pharmaceutical products can be an expensive, time-consuming, and complex process. Manufacturers often encounter difficulties in scaling-up production of new products, including problems involving the transfer of manufacturing technology, production yields, quality control and assurance, and shortages of personnel. Delays in scale-up to commercial quantities could result in additional expense and delays in our clinical trials, regulatory submissions and commercialization.
We rely on a limited number of suppliers for some of our manufacturing materials. Any problems experienced by any of these suppliers could negatively affect our operations.

          We rely on third-party suppliers and vendors for some of the materials used in the manufacture of our product candidates. Some of these materials are available from only one supplier or vendor. For supply of early clinical trial materials, we rely on one supplier, Invitrogen Corporation, for its cell culture medium and Cambrex for custom buffers. The cell culture medium is used to grow the cells within which our product candidates are produced. For supply of late-stage clinical trial materials, we currently are planning to use purification resins from the Applied Biosystems Group of Applera Corporation and the BioSepra S.A. Process Division of Pall Corporation. We do not currently have supply agreements with any of these suppliers. Any significant problem experienced by one of our suppliers could result in a delay or interruption in the supply of materials to us until such supplier resolves the problem or an alternative source of supply is located. We have limited experience with alternative sources of raw materials. Any delay or interruption would likely lead to a delay or interruption of manufacturing operations, which could negatively affect our operations.
We have limited marketing capabilities, and if we are unable to enter into collaborations with marketing partners or develop our own sales and marketing capability, we may not be successful in commercializing our products.
          We currently have limited sales, marketing and distribution capabilities. As a result, we will depend on collaborations with third parties that have established distribution systems and direct sales forces. To the extent that we enter into co-promotion or other licensing arrangements, our revenues will depend upon the efforts of third parties, over which we may have little or no control. If we are unable to reach and maintain agreements with one or more pharmaceutical companies or collaborators, we may be required to market our products directly. In any case we may elect to establish our own specialized sales force and marketing organization to market our products to physicians. In order to do this, we would have to develop a marketing and sales force with technical expertise and with supporting distribution capability. Developing a marketing and sales force is expensive and time consuming and could delay a product launch. We cannot be certain that we will be able to attract and retain qualified sales personnel or otherwise develop this capability.
We face substantial competition from other companies and research institutions that are developing products to treat the same diseases that our product candidates target, and we may not be able to compete successfully.
          We compete with pharmaceutical and biotechnology companies that are pursuing other forms of treatment for the diseases that our product candidates target. We may also face competition from companies that may develop competing technology internally or acquire it from universities and other research institutions. As these companies develop their technologies, they may develop proprietary positions, which may prevent or limit our product commercialization efforts.
          Some of our competitors are established companies with greater financial and other resources than we have. We expect that competition in our business will intensify. Our competitors may succeed in:
•	identifying important genes or delivery mechanisms before us;

•	developing products or product candidates earlier than we do;

•	forming collaborations before we do, or precluding us from forming collaborations with others;

•	obtaining approvals from the FDA or other regulatory agencies for such products more rapidly than we do;

•	developing and validating manufacturing processes more rapidly than we do;

•	obtaining patent protection to other intellectual property rights that would limit or preclude our ability to use our technologies or develop products; or

•	developing product that are safer or more effective than those we develop or propose to develop.

          While we seek to expand our technological capabilities to remain competitive, research and development by others may render our technology or product candidates obsolete or noncompetitive or result in treatments or cures superior to any therapy developed by us.
Risks Related To Our Industry
If we are unable to adequately protect our intellectual property rights, our competitors may be able to take advantage of our research and development efforts to compete with us.
          Our commercial success will depend in part on obtaining patent protection for our products and other technologies and successfully defending these patents against third party challenges. Our patent position, like that of other biotechnology firms, is highly uncertain and involves complex legal and factual questions. The biotechnology patent situation in the United States and other countries is uncertain and is currently undergoing review and revision. Changes in, or different interpretations of, patent laws in the United States and other countries might allow others to use our discoveries or to develop and commercialize our products without any compensation to us.
          Our ability to develop and protect a proprietary position based on biotechnological innovations and technologies involving genes and gene therapy, delivery systems, production, formulations and the like, is particularly uncertain.
          The U.S. Patent and Trademark Office, as well as the patent offices in other countries, have often required that patent applications concerning biotechnology-related inventions be limited or narrowed substantially. Our disclosures in our patent applications may not be sufficient to meet the statutory requirements for patentability in all cases. In addition, other companies or institutions possess issued patents and have filed and will file patent applications that cover or attempt to cover genes, vectors, cell lines, and methods of making and using gene therapy products that are the same as or similar to the subject matter of our patent applications. For example, while we have pending patent applications pertaining to particular adenovectors that cannot reproduce themselves, and adenovectors modified to alter cell binding characteristics, we are aware of issued patents and pending patent applications of other companies and institutions relating to the same subject matter. Patents and patent applications of third parties may have priority over our issued patents and our pending or yet to be filed patent applications. Proceedings before the U.S. Patent and Trademark Office and other patent offices to determine who properly lays claim to inventions are costly and time consuming, and we may not win in any such proceedings.
          The issued patents we already have or may obtain in the future may not provide commercially meaningful protection against competitors. Other companies or institutions may challenge our or our collaborators’ patents in the United States and other countries. In the event a company, institution or researcher infringes upon our or our collaborators’ patent rights, enforcing these rights may be difficult and can be expensive and time consuming, with no guarantee that our or our collaborators’ patent rights will be upheld. Others may be able to design around these patents or develop unique products providing effects similar to our products. In addition, our competitors may legally challenge our patents and they may be held to be invalid. In addition, various components used in developing gene therapy products, such as particular genes, vectors, promoters, cell lines and construction methods, used by others and us, are available to the public.
          As a result, we are unable to obtain patent protection with respect to such components, and third parties can freely use such components. Third parties may develop products using such components that compete with our potential products. Also, with respect to some of our patentable inventions, we or our collaborators have decided not to pursue patent protection outside the United States. Accordingly, our competitors could develop, and receive non-U.S. patent protection for, gene therapies or technologies for which we or our collaborators have or are seeking U.S. patent protection. Our competitors may be free to use these gene therapies or technologies outside the United States in the absence of patent protection.
          Where we believe patent protection is not appropriate we rely to a limited extent on trade secrets to protect our technology. However, trade secrets are difficult to protect. While we have entered into confidentiality agreements with employees and collaborators, we may not be able to prevent the disclosure or use of our trade secrets. In addition, other companies or institutions may independently develop substantially equivalent information and techniques.
If our potential products conflict with intellectual property rights of competitors, universities or others, then we may be prevented from developing those product candidates.
          Other companies and institutions have issued patents and have filed and will file patent applications that may issue into patents that cover or attempt to cover genes, vectors, cell lines and methods of making and using gene and gene-based therapy products used in or similar to our product candidates and technologies. For example, we are aware of issued patents and pending patent applications relating to the delivery, including through the use of adenovectors, of medically beneficial substances to the heart and other tissues. It could be alleged that our BIOBYPASS angiogen conflicts with these patents. We also are aware of other issued patents and pending patent applications that relate to various aspects of our other product candidates and systems, including TNFerade, and it could be alleged that our product candidates conflict with these patents. We have not conducted freedom to use patent searches on all aspects of our product candidates or potential product candidates, and we may be unaware of relevant patents and patent applications of third parties. In addition, those freedom to use patent searches that have been conducted may not have identified all relevant issued patents or all relevant pending patent applications that could issue into patents, particularly in view of the characterizations of the subject matter of issued patents and pending patent applications, as well as the fact that pending patent applications can be maintained in secrecy for a period of time and, in some circumstances, until issuance as patents.
          An issued patent gives rise to a rebuttable presumption of validity under U.S. law and the laws of some other countries. The holder of a patent to which we or our collaborators do not hold a license could bring legal actions against our collaborators or us for damages or to stop us or our collaborators from using the affected technology, which could limit or preclude our ability to develop and commercialize our product candidates. If any of our potential products are found to infringe a patent of a competitor or third party, we or our collaborators may be required to pay damages and to either obtain a license in order to continue to develop and commercialize the potential products or, at the discretion of the competitor or third party, to stop development and commercialization of the potential products. Since we have concentrated our resources on developing only a limited number of products, the inability to market one of our products would disproportionately affect us as opposed to a competing company with many products in development.
          We believe that there will be significant litigation in our industry regarding intellectual property rights. Many of our competitors have expended and are continuing to expend significant amounts of time, money and management resources on intellectual property litigation. If we become involved in litigation, it could consume a substantial portion of our resources and could adversely affect our business, financial condition and results of operations, even if we ultimately are successful in such litigation, in view of our limited resources.
If our right to use intellectual property we license from others is affected, our ability to develop and commercialize our product candidates may be harmed.
          We rely, in part, on licenses to use some technologies that are material to our business. For example, to create our product candidates, we combine our vectors with genes intended to produce proteins. For our current product candidates, we have secured licenses to use the VEGF121, TNF — alpha, and PEDF genes. We do not own the patents or patent applications that underlie these licenses. For these genes, we do not control the enforcement of the patents. We rely upon our licensors to properly prosecute and file those patent applications and to prevent infringement of those patents.
          While many of the licenses under which we have rights provide us with exclusive rights in specified fields, the scope of our rights under these and other licenses may be subject to dispute by our licensors or third parties. In addition, our rights to use these technologies and practice the inventions claimed in the licensed patents and patent applications are subject to our licensors abiding by the terms of those licenses and not terminating them. Any of our licenses may be terminated by the licensor if we are in breach of a term or condition of the license agreement, or in certain other circumstances. In addition, some of our licenses require us to achieve specific milestones.
          Our product candidates and potential product candidates will require several components that may each be the subject of a license agreement. The cumulative license fees and royalties for these components may make the commercialization of these product candidates uneconomical.
Adverse events in the field of gene therapy may negatively affect regulatory approval or public perception of our products or product candidates.
          In September 1999, a patient undergoing gene therapy using an adenoviral vector to deliver a therapeutic gene died as a result of an adverse reaction to the treatment. This death was widely publicized. Other patient deaths have occurred in other gene-based clinical trials. These deaths and the resulting publicity surrounding them, as well as any other serious adverse events in the field of gene therapy that may occur in the future, may result in greater governmental regulation of our product candidates and potential regulatory delays relating to the testing or approval of our product candidates. As a result of the incident in September 1999, the United States Senate held a series of hearings to determine whether additional legislation was required to protect patients who participate in clinical trials.
          Possibly as a consequence of these hearings, a specific division within the FDA for gene and cell therapy was established. Furthermore, extended patient follow-up for gene therapy product candidates has been recommended. Additionally, the National Institutes of Health and its advisory bodies routinely review the field of gene therapy and issue reports on the adverse events reported by investigators. The NIH has approved a proposal to establish a Gene Transfer Safety Assessment Board to review serious adverse event reports, annual reports and other safety information in order to assess toxicity and safety and report these findings at NIH Recombinant DNA Advisory Committee (RAC) meetings. Additional scrutiny cannot be ruled out. Any increased scrutiny could delay or increase the costs of our product development efforts or clinical trials.
          The commercial success of our product candidates will depend in part on public acceptance of the use of gene therapies for the prevention or treatment of human disease. Public attitudes may be influenced by claims that gene therapy is unsafe, and gene therapy may not gain the acceptance of the public or the medical community. Negative public reaction to gene therapy could result in greater government regulation and stricter clinical trial oversight and commercial product labeling requirements of gene therapy products and could cause a decrease in the demand for any products we may develop.
          Our product candidates involve new technologies and therapeutic approaches in the field of gene therapy, which is a new and evolving field. As discussed above, no gene therapy product has received regulatory approval in the United States, and adverse events in this field may negatively affect public perception of our product candidates. Even if our product candidates attain regulatory approval, our success will depend upon the medical community, patients and third party payors accepting gene therapy products in general, and our product candidates in particular, as medically useful, cost-effective and safe. In particular, our success will depend upon physicians specializing in the treatment of those diseases that our product candidates target prescribing treatments that involve the use of our product candidates in lieu of, or in addition to, existing treatments that they are already familiar with and for which greater clinical data may be available. Even if the clinical safety and efficacy of our product candidates is established, physicians may elect not to recommend our products for a variety of reasons, including the reimbursement policies of government and third-party payors. Further, third-party payors, such as health insurance plans, may be reluctant to authorize and pay for new forms of treatment that they may deem expensive and less-proven that existing treatments. Even if gene therapy products, and our product candidates in particular, are accepted by the medical community and third-party payors, the public in general, or patients in particular, may be uncomfortable with new therapies, including our product candidates, and it could take substantial time for them to accept gene therapy products as a viable treatment alternative, if ever. If gene therapy and our product candidates do not gain widespread acceptance, we may be unable to generate significant revenues, if any, which would adversely affect our results of operations. In addition, even if our product candidates achieve market acceptance, we may not be able to maintain that market acceptance over time if new products or technologies are introduced that are more favorably received than our product candidates or render them obsolete.
We may be sued for product liability, which could damage our reputation and expose us to unanticipated costs.
          We, alone or with our collaborators, may be held liable if any product we or our collaborators develop, or any product, which is made with the use or incorporation of any of our technologies, causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing or sale. Regardless of the merit or eventual outcome, product liability claims may result in:
•	withdrawal of product candidates from our clinical trials;

•	withdrawal of our products from the market; if they have been approved;

•	damage to our reputation;

•	costs of litigation;

•	substantial monetary awards to plaintiffs; and

•	decreased demand for our products or product candidates.
          Although we currently have and intend to maintain product liability insurance, this insurance may become prohibitively expensive, or may not fully cover our potential liabilities. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of products developed by us or in collaboration with others. Currently, we have a total of $5 million liability coverage under a clinical trials and professional liability insurance policy. If we are sued for any injury caused by our products, our liability could exceed our total resources.
We use hazardous chemicals and radioactive and biological materials in our business; any liability or disputes relating to improper handling, storage or disposal of these materials could be time consuming and costly.
          Our research and development processes involve the use of hazardous materials, including chemicals and radioactive and biological materials, and also produce hazardous waste products. Hazardous chemicals used in our processes include, but are not limited to, flammable solvents such as methanol and ethanol, toxic chemicals such as ethidium bromide and formaldehyde, and corrosive chemicals such as acetic acid and sodium hydroxide. We also use several radioactive compounds, including phosphorous-32, carbon-14, sulfur-35, phosphorous-33, iodine-125, hydrogen-3, and chromium-51.
          The hazardous biological material used in our research and development activities include human and animal cell lines and viruses, such as adenoviruses, and animals infected with human viruses. Some of the biological material may be novel, including viruses with novel properties. We cannot eliminate the risk of accidental contamination or discharge or injury from these materials. Federal, state, and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. We could be subject to civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, these hazardous materials. In addition, claimants may sue us for injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our total assets. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development or production efforts.
          Although we have general liability insurance, these polices contain exclusions from insurance against claims arising from pollution from chemical or radioactive materials. Our collaborators are working with these types of hazardous materials in connection with our collaborations. In the event of a lawsuit or investigation, we could be held responsible for any injury we or our collaborators cause to persons or property by exposure to, or release of, any hazardous materials. However, we believe that we are currently in compliance with all applicable environmental and occupational health and safety regulations.
If reforms in the health care industry make reimbursement for our potential products less likely, the market for our potential products will be reduced, and we will lose potential sources of revenue.
          Our success may depend, in part, on the extent to which reimbursement for the costs of therapeutic products and related treatments will be available from third-party payors such as government health administration authorities, private health insurers, managed care programs, and other organizations. Over the past decade, the cost of health care has risen significantly, and there have been numerous proposals by legislators, regulators, and third-party health care payors to curb these costs. Some of these proposals have involved limitations on the amount of reimbursement for certain products. Similar federal or state health care legislation may be adopted in the future and any products that we or our collaborators seek to commercialize may not be considered cost-effective. Adequate third-party insurance coverage may not be available for us to establish and maintain price levels that are sufficient for realization of an appropriate return on our investment in product development. Moreover, the existence or threat of cost control measures could cause our corporate collaborators to be less willing or able to pursue research and development programs related to our product candidates.
Risks Related to This Offering
Our use of the offering proceeds may not yield a favorable return on your investment.
          We currently anticipate using the net proceeds from this offering to fund our research and development activities, including support for our clinical trials, for expansion of manufacturing capabilities and for general corporate purposes. Our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. Pending the use of the proceeds in this offering, we will invest them. However, the proceeds may not be invested in a manner that yields a favorable or any return.
As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances, and as a result, our stock price could decline.
          The offering price will be substantially higher than the net tangible book value per share of our outstanding common stock. As a result, based on our capitalization as of September 30, 2006, investors purchasing common stock in this offering will incur immediate dilution of $1.55 per share, based on the offering price of $2.05 per share. We believe that following this offering, our current cash, cash equivalents and short-term investments, together with the anticipated proceeds from this offering, will be sufficient to fund our operations for at least the next 12 months; however, our projected revenue may decrease or our expenses may increase and that would lead to our cash resources being consumed earlier than currently anticipated. In addition to this offering, subject to market conditions and other factors, we likely will pursue raising additional funds in the future, as we continue to build our business. In future years, we will likely need to raise significant additional funding to finance our operations and to fund clinical trials, regulatory submissions and the development, manufacture and marketing of other products under development and new product opportunities. Accordingly, we may conduct substantial future offerings of equity or debt securities. The exercise of outstanding options and warrants and future equity issuances, including future public offerings or future private placements of equity securities and any additional shares issued in connection with acquisitions, will also result in dilution to investors. In addition, the market price of our common stock could fall as a result of resales of any of these shares of common stock due to an increased number of shares available for sale in the market.

FORWARD-LOOKING STATEMENTS
          Any statements in this prospectus supplement, the accompanying base prospectus and the information incorporated herein and therein by reference relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “intends,” “may,” “opportunity,” “plans,” “potential,” “predicts” or “will,” the negative of these words or words of similar import. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. We caution that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, that can change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements include our failure to secure and maintain relationships with collaborators; risks relating to clinical trials; risks relating to the timing and content of future FDA regulatory actions; risks relating to the commercialization, if any, of our proposed product candidates (such as marketing, regulatory, patent, product liability, supply, competitions and other risks); dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect our business, financial condition and results of operations, are set forth under “Risk Factors” and in our filings with the SEC, which are available at www.sec.gov. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus supplement or the date of documents incorporated by reference in this prospectus supplement or the base prospectus that include forward-looking statements.

USE OF PROCEEDS
          We estimate that the net proceeds of the sale of the 9,609,757 shares we are offering will be approximately $18.3 million. We expect to use the net proceeds to fund ongoing product development, including support of clinical trials, expansion of our manufacturing capabilities and general corporate purposes.
          Pending the uses described above, we plan to invest the net proceeds of this offering in short- and medium-term, interest bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

CAPITALIZATION
The following table sets forth our capitalization as of September 30, 2006:
•	on an actual basis; and

•	on an as-adjusted basis, to give effect to the sale of up to 9,609,757 shares of common stock offered by us in this offering, at a price of $2.05 per share and after deducting the placement agents’ fees and other estimated offering related expenses payable by us.

	As of September 30, 2006
	(unaudited; 000’s)
	Actual	As Adjusted
Loans payable, including current portion	2,423	2,423
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000 shares authorized in 2006 and 2005; none issued and outstanding in 2006 and 2005	0	0
Common stock, $0.001 par value; 100,000 shares authorized and 63,782 actual shares and 73,392 as adjusted shares issued and outstanding	64	74
Additional paid-in-capital	181,167	199,460
Accumulated other comprehensive income (loss)	7	7
Accumulated deficit	(163,038)	(163,038)
Total Stockholders’ equity	18,200	36,503
Total Capitalization	20,623	38,926

DILUTION
          As of September 30, 2006, we had a net tangible book value of $18.2 million, or $0.29 per share of common stock. Net tangible book value per share is equal to our total assets less total liabilities, divided by the number of shares of our outstanding common stock.
     Assuming we sell all of the 9,609,757 shares of common stock offered by us by this prospectus supplement, at the offering price of $2.05 per share and after deducting the placement agent fees and estimated offering expenses, our pro forma net tangible book value on September 30, 2006 would have been $36.5 million, or $0.50 per share. The adjustments made to determine pro forma net tangible book value per share are the following:
•	An increase in total assets to reflect the net proceeds of the offering assuming we sell the maximum number of shares offered hereby as described under “Use of Proceeds.”

•	The addition of the number of shares offered by this prospectus supplement to the number of shares outstanding, assuming we sell the maximum number of shares offered hereby.
          The following table illustrates the pro forma increase in net tangible book value of $0.21 per share and the dilution (the difference between the offering price per share and net tangible book value per share) to new investors:

Public offering price per share	$2.05
Net tangible book value per share as of September 30, 2006	$0.29
Increase in net tangible book value per share attributable to new investors	$0.21
Pro forma net tangible book value per share after this offering	$0.50
Dilution per share to new investors	$1.55
These calculations exclude:
•	3,770,192 shares of our common stock subject to outstanding options under our 2002 incentive stock option plan as of September 30, 2006, having a weighted average exercise price of $2.14 per share;

•	1,418,036 shares of our common stock subject to outstanding options under our 1993 employee stock option plan as of September 30, 2006, having a weighted average exercise price of $3.54 per share;

•	504,629 shares of our common stock subject to outstanding options under our 1997 Diacrin stock option plan as of September 30, 2006, having a weighted average exercise price of $3.06 per share;

•	42,053 shares of our common stock subject to outstanding options under our 1990 Diacrin stock option plan as of September 30, 2006, having a weighted average exercise price of $7.41 per share;

•	25,500 shares of our common stock subject to outstanding options under our 2000 Director stock option plan as of September 30, 2006, having a weighted average exercise price of $6.94 per share;

•	1,575,884 shares of common stock reserved for future issuance under our 2002 employee stock option plan as of September 30, 2006; and

•	586,102 shares of our common stock issuable upon exercise of outstanding warrants as of September 30, 2006, having a weighted average exercise price of $2.77 per share.
To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.
To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

PLAN OF DISTRIBUTION
          We are offering our shares through a placement agent. Subject to the terms and conditions contained in the Placement Agency Agreement dated December 19, 2006, Rodman & Renshaw, LLC has agreed to act as the placement agent for the sale of up to 9,609,757 shares of our common stock at a price of $2.05 per share. The placement agent is not purchasing or selling any shares by this prospectus supplement or accompanying prospectus, nor are they required to arrange the purchase or sale of any specific number or dollar amount of shares, but have agreed to use commercially reasonable efforts to arrange for the sale of all 9,609,757 shares.
          The placement agent proposes to arrange for the sale to one or more purchasers of the shares of common stock pursuant to this prospectus supplement and the accompanying prospectus through direct purchase agreements between the purchasers and us. We will pay the placement agent a total commission equal to 6.0% of the gross proceeds of the sales of shares of common stock. We will also reimburse the placement agent for certain expenses up to a maximum of $20,000.
          The following table shows the per share and total commissions we will pay to the placement agent in connection with the sale of the shares offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the shares offered hereby.

Per share	$0.12
Maximum offering total	$1,182,000
          Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.
          Our obligation to issue and sell shares to the purchasers is subject to the conditions set forth in the purchase agreements, which may be waived by us in our discretion. A purchaser’s obligation to purchase shares is subject to conditions set forth in the purchase agreement as well, which also may be waived.
          We currently anticipate that the sale of up to 9,609,757 shares will be completed on December 21, 2006. We estimate the total expenses of this offering which will be payable by us, excluding the commissions, will be approximately $215,000.
          We have agreed to indemnify the placement agent and purchasers against liabilities under the Securities Act of 1933, as amended.
          The placement agency agreement with Rodman & Renshaw, LLC is included as an exhibit to our Current Report on Form 8-K that will be filed with the Securities and Exchange Commission in connection with the consummation of this offering.
          In order to facilitate the offering of the common stock, the placement agent may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The placement agent is not required to engage in these activities and if commenced, may end any of these activities at any time. Neither we nor the placement agent make any representation or prediction as to the effect that these transactions may have on the market price of our common stock. These transactions may occur on The Nasdaq Global Market or otherwise.

LEGAL MATTERS
          The validity of the securities offered hereby has been passed upon for us by Arnold & Porter LLP, Washington, D.C. As of the date of this prospectus supplement, attorneys of Arnold & Porter LLP own in the aggregate less than one percent of the outstanding shares of our common stock. Feldman, Weinstein & Smith LLP in New York, New York is acting as counsel to the placement agent in connection with various legal matters relating to the shares of common stock offered hereby.
EXPERTS
          The financial statements of GenVec, Inc. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included in the annual report on Form 10-K have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
          We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also access filed documents at the SEC’s web site at www.sec.gov.
          We are incorporating by reference some information about us that we file with the SEC. We are disclosing important information to you by referencing those filed documents. Any information that we reference this way is considered part of this prospectus. The information in this prospectus supplement supersedes statements made in the accompanying base prospectus and information incorporated by reference that we have filed with the SEC prior to the date of this prospectus supplement, while information that we file with the SEC after the date of this prospectus supplement that is incorporated by reference will automatically update and supersede this information.
          We incorporate by reference the following documents we have filed, or may file, with the SEC:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, as amended;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, as amended;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006;

•	our Current Reports on Form 8-K filed on January 4, 2006, June 22, 2006, August 15, 2007, September 8, 2006, September 19, 2006, October 5, 2006 and December 19, 2006;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on December 7, 2000, including any amendment or report filed for the purpose of updating such description;

•	the description of our Series A Junior Participating Preferred Stock contained in our Registration Statement on Form 8-A filed on September 26, 2001, including any amendment or report filed for the purpose of updating such description; and

•	all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before termination of this offering.
     You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing or telephoning us at the following address:
GenVec, Inc.
65 West Watkins Mill Road
Gaithersburg, Maryland 20878
(240) 632-0740

PROSPECTUS
Up to $35,000,000 of our
Common Stock
Preferred Stock
Warrants
     We may offer from time to time up to $35,000,000 in total of:
•	shares of our common stock (including the associated preferred stock purchase rights),

•	shares of our preferred stock,

•	warrants to purchase shares of common stock or preferred stock, or

•	any combination of our common stock, preferred stock or warrants.
     We may offer the common stock, preferred stock and warrants (collectively, the “securities”) separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus (each, a “prospectus supplement”). When we decide to issue securities, we will provide you with the specific terms and the public offering price of the securities in prospectus supplements. You should read this prospectus and the prospectus supplements carefully before you invest. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.
     Our common stock is quoted on the Nasdaq National Market and traded under the symbol “GNVC.”
     Our principal executive offices are located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878 and our telephone number is (240) 632-0740.

We will describe in the prospectus supplement any material risk factors that you should consider before purchasing our securities. Please see “Risk Factors” on page 4 for more information.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 28, 2005

Forward Looking Statements
     This prospectus contains and incorporates by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other statements that we make. All statements that are not descriptions of historical facts are forward-looking statements, based on management’s estimates, assumptions and projections that are subject to risks and uncertainties. These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” or “anticipates” or similar terminology. Although we believe that the expectations reflected in our forward-looking statements are reasonable as of the date made, actual results could differ materially from those currently anticipated due to a number of factors, including risks relating to the early stage of products under development; uncertainties relating to clinical trials; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of our product candidates (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks). Additional important factors that could cause actual results to differ materially from our current expectations are identified in other filings with the Securities and Exchange Commission. Our forward-looking statements are based on information available to us today, and we will not update these statements, except as may be required by law.

About this Prospectus
          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may from time to time offer up to $35,000,000 in total of (a) shares of common stock, $0.001 par value per share (including the preferred stock purchase rights attached thereto), (b) shares of preferred stock, $0.001 par value per share, in one or more series, (c) warrants to purchase shares of common stock or preferred stock or (d) any combination of our common stock, preferred stock or warrants, either individually or as units consisting of one or more of the foregoing, each at prices and on terms to be determined at the time of sale. The common stock, preferred stock and warrants are collectively referred to in this prospectus as “securities.” The securities offered pursuant to this prospectus may be one or more series of issuances and the total offering price of the securities will not exceed $35,000,000 (or its equivalent (based on the applicable exchange rate at the time of the sale) in one or more foreign currencies, currency units or composite currencies as shall be designated by us).
          This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”
          The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, contains additional information about the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission, or SEC, web site or at the SEC offices mentioned below under the heading “Where You Can Find More Information.”
          You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate at any date other than the date indicated on the cover page of these documents.

GenVec, Inc..
     GenVec is a clinical-stage biopharmaceutical company developing innovative therapeutics to treat serious and life-threatening diseases, including cancer, heart disease and diseases of the eye. Our most advanced product candidates are:
•	TNFerade™, which has entered the randomized, controlled portion of a Phase II trial for the treatment of locally advanced pancreatic cancer;

•	BIOBYPASS®, which is currently in a randomized, placebo-controlled Phase II trial for the treatment of severe coronary artery disease. The Company previously completed a randomized, controlled study in patients with severe coronary artery disease using a cardiac surgical procedure.

•	PEDF, which is currently in a Phase IB trial for the treatment of wet age-related macular degeneration, a leading cause of blindness; and

•	Cell transplantation therapy, which is currently in Phase I trials for the treatment of congestive heart failure.
     Our TNFerade, BIOBYPASS and PEDF product candidates use a common, patent-protected technology platform to deliver genes that produce medically beneficial proteins at the site of disease. The vector carrying the gene is delivered to the site of disease, produces the therapeutic protein for the desired period of time, and is then eliminated from the body. We believe that localized production of proteins over a sustained period will allow these proteins to have a potential benefit while minimizing the overall toxicity that can occur when proteins are introduced directly into the body by systemic administration. We also use our technology platform in collaboration with FUSO Pharmaceutical Industries of Japan to develop a targeted cancer therapy and with the U.S. Government and PATH’s Malaria Vaccine Initiative (MVI) for the development of preventative vaccine candidates for HIV, SARS, malaria and dengue viruses.
     We are also developing cell transplantation technology for treating human diseases that are characterized by cell dysfunction or cell death and for which current therapies are either inadequate or nonexistent.
     GenVec, TNFerade and BIOBYPASS are registered trademarks of GenVec. All other trademarks and service marks used or incorporated by reference in this prospectus are the property of their respective owners.
Risk Factors
     An investment in our securities involves a high degree of risk. You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement before making an investment decision. The risks and uncertainties described in the prospectus supplement are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we believe are not material at the time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our common stock, preferred stock or warrants could decline, and you could lose all or part of your investment. You should also refer to the other information contained in this prospectus or incorporated herein by reference, including our consolidated financial statements and the notes to those statements. See also the information regarding forward-looking statements following the table of contents.

Use of Proceeds
          We will use the net proceeds received from the sale of the securities for development of current and future product candidates, clinical trials, working capital and general corporate purposes or as specified in a prospectus supplement, at the discretion of management.
Plan of Distribution
          We may sell the securities being offered by this prospectus separately or together:
•	directly to purchasers;

•	through agents;

•	to or through underwriters;

•	through dealers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

•	through a combination of any of these methods of sale
          In addition, we may issue the securities being offered by this prospectus as a dividend or distribution.
          We may effect the distribution of the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:
•	at market prices prevailing at the times of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.
          We will describe the method of distribution of the securities in the prospectus supplement.
          We may directly solicit offers to purchase the securities offered by this prospectus. Agents designated by us from time to time may solicit offers to purchase the securities. We will name any agent involved in the offer of sale of the securities and set forth any commissions payable by us to an agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an “underwriter” of the securities as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”).
          If we use an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. We will describe any of these activities in the prospectus supplement.

          If a dealer is used in the sale of the securities, we or an underwriter will sell securities to the dealer, as principal. The dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.
          We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process.
          Agreements we enter into with agents, underwriters and dealers may entitle them to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of these liabilities. The prospectus supplement will describe the terms and conditions of indemnification or contribution.
          We may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the prospectus supplement. The prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchase under these delayed delivery contracts will be subject to only two conditions:
•	that the institution’s purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

•	that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed contracts.
          To the extent permitted by and in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with an offering an underwriter may engage in over-allotments, stabilizing transactions, short covering transactions and penalty bids. Over-allotments involve sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of the activities at any time.
          To the extent permitted by and in accordance with Regulation M under the Exchange Act, any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market during the business day prior to the pricing of an offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.
          No securities may be sold under this prospectus without delivery, in paper format, in electronic format on the Internet, or both, of the applicable prospectus supplement describing the method and terms of the offering.

Description of Common Stock
Authorized and Outstanding Common Stock
          As of March 31, 2005, we had 100,000,000 shares of common stock authorized, of which 55,635,968 shares were outstanding.
Listing
          Our common stock is quoted on the Nasdaq National Market and traded under the symbol “GNVC.”
Dividends
          Our Board of Directors may authorize, and we may make, distributions to our common stockholders, subject to any restriction in our Certificate of Incorporation and to those limitations prescribed by law. However, we have never paid cash dividends on our common stock or any other securities. We anticipate that we will retain all of our future earnings, if any, for use in the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future.
Fully Paid and Non-Assessable
          All shares of our outstanding common stock are fully paid and non-assessable.
Voting Rights
          Each share of our common stock is entitled to one vote in each matter submitted to a vote at a meeting of stockholders including in all elections for directors; stockholders are not entitled to cumulative voting in the election for directors. Our stockholders may vote either in person or by proxy.
Preemptive and Other Rights
          Holders of our common stock have no preemptive rights and have no other rights to subscribe for additional securities of our company under Delaware law. Nor does the common stock have any conversion rights or rights of redemption (or, if any such rights have been granted in relation to the common stock, any such rights have been waived). Upon liquidation, all holders of our common stock are entitled to participate pro rata in our assets available for distribution, subject to the rights of any class of preferred stock then outstanding. Healthcare Ventures V, L.P. and Healthcare Ventures VI, L.P., and certain of their transferees of our common stock, have contractual rights in certain securities offerings we may make to purchase that amount of securities that will permit them to maintain their percentage ownership in GenVec. Such preemptive rights relate to most offerings of our securities and relate to issuances of our common stock and preferred stock and securities convertible into our common stock and preferred stock, including warrants to purchase our common and preferred stock.
Stockholder Action by Written Consent; Meetings
          Pursuant to our Amended and Restated Certificate of Incorporation, stockholders may not take action by written consent in lieu of voting at a meeting, except as may be provided in a resolution or resolutions providing for any class or series of our preferred stock.

          Our By-Laws provide that we must hold an annual meeting of stockholders. Special meetings of our stockholders may be called at any time only by the Board of Directors or by the president.
Staggered Board of Directors
          Our Board of Directors is divided into three classes, the members of each of which serve for staggered three-year terms. Our stockholders may elect only one-third of the directors each year; therefore, it is more difficult for a third party to gain control of our Board of Directors than if our Board was not staggered.
Transfer Agent and Registrar
          American Stock Transfer & Trust Company is our transfer agent and registrar.
Rights Agreement
          In September 2001, our Board of Directors declared a dividend which was issued on September 28, 2001 of one preferred stock purchase right (a “Right”) for each share of common stock outstanding. The Rights initially trade with, and are inseparable from, the common stock. Each share of common stock that we issue in the future will also include one Right. The Rights will become exercisable only if a person or group acquires beneficial ownership of 20% or more of our outstanding common stock (an “Acquiring Person”), or announces the intention to commence a tender or exchange offer the consummation of which would result in that person or group becoming an Acquiring Person. Each Right allows its holder, other than the Acquiring Person, to purchase from us one one-hundredth of a share of Series A junior participating preferred stock (the “Preferred Share”), at a purchase price of $50.00, subject to adjustment. This portion of a Preferred Share gives the stockholder approximately the same dividend, voting, and liquidation rights, as would one share of common stock. The Rights expire on September 7, 2011, unless we redeem them earlier at a price of $0.01 per Right at any time before the Rights become exercisable.

Description of Preferred Stock
          Our Certificate of Incorporation authorizes our Board of Directors, without further stockholder action, to provide for the issuance of up to 5,000,000 shares of preferred stock, in one or more classes or series and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series, without further vote or action by the stockholders. We may amend from time to time our restated Certificate to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of the voting power of all of the shares of capital stock entitled to vote for directors, without a vote of the holders of preferred stock or any series thereof unless any such holder is entitled to vote for directors or a vote of any such holder is otherwise required pursuant to the restated certificate or certificates of designations establishing a series of preferred stock. As of the date of this prospectus, no shares of preferred stock are outstanding but 600,000 shares of preferred stock have been designated as “Series A Junior Participating Preferred Stock” to satisfy our obligations with respect to the Rights described above. Under the Rights Agreement, we are obligated to reserve the number of shares of preferred stock sufficient to permit the exercise in full of all outstanding Rights.
          The particular terms of any series of preferred stock being offered by us under this shelf registration statement will be described in the prospectus supplement relating to that series of preferred stock.
          Those terms may include:
•	the title and liquidation preference per share of the preferred stock and the number of shares offered;

•	the purchase price of the preferred stock;

•	the dividend rate (or method of calculation), the dates on which dividends will be paid and the date from which dividends will begin to accumulate;

•	any redemption or sinking fund provisions of the preferred stock;

•	any conversion provisions of the preferred stock;

•	the voting rights, if any, of the preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.
          The preferred stock will, when issued, be fully paid and non-assessable.

Description of Warrants
          We may issue warrants for the purchase of shares of our common stock or preferred stock. Warrants may be issued independently or together with the shares of common stock or preferred stock offered by any prospectus supplement to this prospectus and may be attached to or separate from such shares. Further terms of the warrants will be set forth in the applicable prospectus supplement.
          The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:
•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the designation, terms and number of shares of common stock or preferred stock purchasable upon exercise of such warrants;

•	the designation and terms of the shares of common stock or preferred stock with which such warrants are issued and the number of such warrants issued with such shares;

•	the date on and after which such warrants and the related common stock or preferred stock will be separately transferable, including any limitations on ownership and transfer of such warrants;

•	the price at which each share of common stock or preferred stock purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax consequences; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Incorporation of Certain Documents by Reference
          The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of the prospectus. These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Thus, for example, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.
          This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC and any additional documents that we may file with the SEC (File No. 0-24469) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities. These documents contain important information about us.
1.	Our Annual Report on Form 10-K for the year ended December 31, 2004;

2.	Our Current Report on Form 8-K filed with the SEC on March 24, 2004;

3.	The description of our common stock contained in our Registration Statement on Form 8-A filed on December 7, 2000, including any amendment or report filed for the purpose of updating such description; and

4.	The description of our Series A Junior Participating Preferred Stock contained in our Registration Statement on Form 8-A filed under the Exchange Act on September 26, 2001, including any amendment or report filed for the purpose of updating such description.
     You can obtain a copy of any or all of the documents incorporated by reference in this prospectus (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC on its web site at http://www.sec.gov. You also can obtain these documents from us without charge by visiting our internet web site http://www.genvec.com or by requesting them in writing, by email or by telephone at the following address:
Jeffrey W. Church
Chief Financial Officer, Treasurer and Corporate Secretary
GenVec, Inc.
65 West Watkins Mill Road
Gaithersburg, Maryland 20878
(240) 632-0740
jchurch@genvec.com

Where You Can Find More Information
          We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules and the information incorporated by reference, contains additional relevant information about the securities and us. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.
          In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference room.
          In addition, the SEC maintains an internet web site that contains reports, proxy statements and other information about issuers of securities, like us, who file such material electronically with the SEC. The address of that web site is http://www.sec.gov. We also maintain a web site at http://www.genvec.com, which provides additional information about our company.
Legal Matters
          Arnold & Porter LLP, Washington, D.C., has rendered an opinion to the effect that, upon completion of all required actions taken in connection with the issuance of the securities: (i) when issued for legal consideration of not less than $.001 per share, the common stock will be validly issued, fully paid and nonassessable; (ii) when issued for legal consideration of not less than $.001 per share, the preferred stock will be validly issued, fully paid and nonassessable; and (iii) when issued in exchange for legal consideration, the warrants will be validly issued, fully paid and nonassessable.
Experts
          The financial statements of GenVec, Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on financial statements of GenVec, Inc. issued at future dates, and consents to the use of its report thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon its report and said authority.
               The financial statements of Diacrin, Inc., as of December 31, 2002 have been incorporated by reference herein in reliance upon the report of PriceWaterhouseCoopers LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.